Exhibit 107.1
Calculation of Filing Fee Tables
Form
SF-1
(Form Type)

SOUTHERN CALIFORNIA EDISON COMPANY	SCE RECOVERY FUNDING LLC
(Exact name of registrant, sponsor and depositor as specified in its charter)	(Exact name of registrant and issuing entity as specified in its charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fee to Be Paid	Asset-Backed Securities	Senior Secured Recovery Bonds, Series 2025-A	457(o)	$1,650,000,000	100%	$1,650,000,000	0.00015310	$252,615.00

	Total Offering Amounts					$1,650,000,000		$252,615.00

	Total Fees Previously Paid							—

	Net Fee Due							$252,615.00